Exhibit 10.42
FEDERATED DEPARTMENT STORES, INC.
Description of Non-Employee Directors’ Compensation Program
As of April 1, 2006
•	Retainer and Meeting Fees
          Non-Employee Directors receive the following compensation:

Type of Compensation	Amount of Compensation
Base Retainer	$60,000 annually *
Board or Board Committee Meeting Fee	$2,000 for each meeting attended and for each review session with one or more members of management
Committee Chairperson Fee	$10,000 annually
Equity Grant	Options to purchase up to 5,000 shares of common stock **

*	Effective January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to Non-Employee Directors was paid 50% (or such greater percentage, in ten percent increments, as any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being paid in cash, in each case three years following the crediting of such stock credits (or at such later time as any individual director’s service on the Board ends, if such individual director has elected to defer compensation under the Non-Employee Directors’ deferred compensation plan). Effective as of March 31, 2006, the Non-Employee Directors’ compensation program was amended to provide that such stock credits credited between April 2004 and through the date of the 2007 annual shareholder’s meeting will be settled in cash.

**	In connection with the termination of the retirement plan for Non-Employee Directors described below, the 1995 Equity Plan was amended to make each Non-Employee Director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. The 1995 Equity Plan was further amended to make each Non-Employee Director eligible to receive, commencing with fiscal year 2001, annual grants of options to purchase up to 5,000 shares of common stock.
•	Directors’ Deferred Compensation Plan
          Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any Non-Employee Director may defer all or a portion of the total fees received by him or her either as stock credits or cash credits under the Non-Employee Directors’ deferred compensation plan until such director’s service on the Board ends, provided that the stock credits subject to the holding period described above may be deferred under the Non-Employee Directors’ deferred compensation plan only as stock credits.
•	Retirement Benefits
          Federated’s retirement plan for Non-Employee Directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become Non-Employee Directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were Non-Employee Directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of the amount of the annual base retainer fee earned immediately prior to retirement and the years of Board service prior to the Plan Termination Date), and the vesting requirements described below, persons who retire from service as Non-Employee Directors after the Plan Termination Date will be entitled to receive an annual payment equal to the amount of the annual base retainer fee earned immediately prior to retirement, payable in monthly installments, commencing at age 60 (if such person’s termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. Full vesting will occur for Non-Employee Directors who reach age 60 while serving on the Board, irrespective of such person’s years of Board service. Vesting will occur as follows for Non-Employee Directors whose Board service terminates before the director reaches age 60: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.
•	Other
          Each Non-Employee Director, his or her spouse and eligible dependents also receive executive discounts on merchandise purchased at Federated stores, which benefit remains available to them following such director’s retirement from the Board.